Exhibit 5.1

To: Veraxa Biotech AG Talacker 35 8001 Zurich Switzerland

Walder Wyss Ltd.

Seefeldstrasse 123

P.O. Box

8034 Zurich

Switzerland

Telephone +41 58 658 58 58

Fax +41 58 658 59 59

www.walderwyss.com

Thiemo Sturny

Partner

Dr. iur., LL.M., Attorney at Law

Direct +41 58 658 52 92

thiemo.sturny@walderwyss.com

Marius Breier

Partner

M.A. HSG in Accounting and Finance

Certified Tax Expert

Direct +41 58 658 56 58

marius.breier@walderwyss.com

Zurich, August 5, 2026

Veraxa Biotech AG – Registration Statement on Form F-1

Dear Madams, dear Sirs,

We have acted as special Swiss legal counsel to Veraxa Biotech AG (the Company), a stock corporation incorporated under the laws of Switzerland (the Company), in connection with the filing of a Registration Statement on Form F-1, filed on or around the date hereof (the Registration Statement), including the accompanying prospectus set forth therein, with the United States Securities and Exchange Commission (the SEC) for the purpose of registering under the United States Securities Act of 1933, as amended (the Securities Act), the resale, from time to time, of up to 25,000,000 common shares of the Company, par value CHF 100/11,325 per share (the Purchase Shares), by Lincoln Park Capital Fund, LLC (Lincoln Park) pursuant to that certain purchase agreement between the Company and Lincoln Park, dated as of May 27, 2026 (the Purchase Agreement). As such counsel, we have been requested to give our opinion as to certain legal matters of Swiss law.

1.	Scope and limitation of opinion

Our opinion is strictly confined to matters of Swiss law as in force at the date hereof and as it is presently applied by the Swiss Federal Supreme Court (Schweizerisches Bundesgericht) as published in its official collection (amtliche Sammlung). Such law and its interpretation are subject to change. In the absence of explicit statutory law or case law established by such court, we base our opinion solely on our independent professional judgment and it cannot be excluded that any Swiss court would apply a different interpretation. No opinion is expressed as to the laws of any country or jurisdiction, other than Switzerland.

Our opinion is strictly limited to the Documents (as defined below) and the specific matters stated herein and is not to be read as extending, by implication or otherwise, to any agreement or document referred to in any of the Documents or any other matter.

For the purpose of this opinion, we have not conducted any due diligence, verification or similar investigation as to any matters of facts or as to the truth, accuracy and completeness of the representations and warranties made in the Documents, and we do not express or imply any opinions thereon.

Attorneys admitted in Switzerland or in a EU/EFTA state are registered with the attorneys’ registry	Page 1 of 4

Swiss Legal Opinion

2.	Documents

For the purpose of this opinion, we have only examined the following documents (collectively, the Documents):

(a)	a scanned copy (received by e-mail) of the executed Purchase Agreement;

(b)	a scanned copy (received by e-mail) of the Underwriting and Option Agreement between the Company and XRNA Biotech GmbH dated on or around 24 July 2026;

(c)	a scanned copy (received by e-mail) of the Contribution Agreement between Company and XRNA Biotech GmbH dated on or around 24 July 2026;

(d)	a scanned copy (received by e-mail) of the Share Purchase Agreement between the Company and XRNA Biotech GmbH dated on or around 24 July 2026 (2(a) to 2(d), the Agreements);

(e)	a scanned copy (received by e-mail) of the minutes of a circular resolution of the board of directors of the Company dated on or around 24 July 2026, approving i.a. the entering into of the Agreements (the BoD Resolution);

(f)	an copy of the notarized resolutions of the Company’s extraordinary shareholders’ meeting held on 27 February 2026 (the EGM Resolutions);

(g)	an electronic copy of the articles of association of the Company dated 24 July 2026 (the Articles); and

(h)	an electronic copy of the excerpt from the commercial register of the Canton of Zurich in respect of the Company dated as of the date hereof (the Excerpt).

No documents, other than the Documents, have been reviewed by us in connection with this opinion.

3.	Assumptions

For the purpose of this opinion, we have assumed that:

(a)	all Documents submitted to us as originals are authentic and complete, and all Documents submitted to us as copies of originals (including, without limitation, certified copies, photocopies, fax, pdf or scanned copies) are complete and conform to the original documents;

(b)	all signatures on the Documents submitted to us are genuine and have been provided by the persons as indicated in the context of the respective signatures and any electronic signature on any Document has been inalterably affixed thereto by or with the specific authorisation of the individual to whom such electronic signature belongs and such individual has saved and submitted such Document as so electronically signed in such a manner so as to prevent removal or other alteration of such signature;

(c)	the information provided in the Documents (in particular, without limitation, in the Excerpt and the Articles) is true, correct, complete and up to date and there are no facts outstanding or matters resolved that are not reflected in the Documents;

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Swiss Legal Opinion

(d)	to the extent relevant for the purposes of this opinion and except as expressly opined upon herein, all statements made and the representations and warranties given in the Documents are and will be at all relevant times true and accurate;

(e)	The BoD Resolution and the EGM Resolution have each been duly resolved in a meeting duly convened;

(f)	Documents are in full force and effect and have not been and will not be revoked, rescinded, amended, superseded or otherwise modified;

(g)	the Agreements are legal, valid, binding and enforceable under the law (other than Swiss law) by which they are expressed to be governed, and the choice of the law and the submission to the jurisdiction of the courts stated in the Agreements (other than Swiss courts) are valid, binding and enforceable under all applicable laws and as far as any obligation under the Agreements is required to be performed in any jurisdiction outside of Switzerland, its performance will not be illegal or unenforceable by virtue of the laws of such jurisdiction;

(h)	25,000,000 Purchase Shares will be validly issued by the Company based on its capital band as set forth in the Articles, all in line with and pursuant to the Agreements;

(i)	the Company has at all times available a sufficient portion of its capital band (Kapitalband) for the issuance of the Purchase Shares.

The assumptions as set forth in this section 3 (Assumptions) do not imply that we have made any inquiry to verify any of them nor do they suggest that we are aware of any circumstances which might affect the correctness of any of them. No assumption specified above is limited by reference to any other assumption.

4.	Opinions

Based upon the Documents and assumptions referred to herein and subject to the qualifications referred to herein, we are of the opinion that:

(a)	The Purchase Shares to be issued by the Company and covered by the Registration Statement, if and when issued and delivered by the Company and paid for, all in line with and pursuant to the Agreements, will be validly issued, fully paid-in (up to their nominal amount) and non-assessable.

5.	Qualifications

The opinions expressed in this letter are subject to the following qualifications:

(a)	We are qualified to practice law in Switzerland and do not hold ourselves to be experts in any laws other than the laws of Switzerland. In this respect, we assume that there is nothing under any law (other than the laws of Switzerland) which would or might affect the opinions expressed herein.

(b)	In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions; this opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by substantive Swiss law and be brought before a Swiss court.

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Swiss Legal Opinion

(c)	We express no opinion as to the validity and enforceability of the Agreement or as to any tax matters or regulatory, commercial, accounting, calculating, auditing or other non-legal matters.

(d)	The Company’s capital band as per the Articles authorizes the Company’s board of directors to increase the share capital by up to CHF 623,952 through the issuance of no more than 70,662,564 registered shares with a nominal value of CHF 100/11,325 until 31 December 2030. Any issuances of Shares by the Company under the Company’s capital band other than pursuant to the Purchase Agreement would further decrease the number of available shares issuable under the Purchase Agreement. If the Company and the Company’s board of directors wanted to issue more shares pursuant to the Purchase Agreement than available under the Company’s capital band as per the Articles, the Company’s shareholders’ meeting would have to amend the Articles.

(e)	When used in this opinion, the term “non-assessable” means that no further contributions have to be made by the relevant holder of the Shares.

(f)	We express no opinion as to the accuracy or completeness of the information contained in the Registration Statement.

6.	Miscellaneous

We have issued this opinion as of the date hereof and we do not assume any obligation to advise you of any changes in fact or in law that may occur after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matter” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is issued by Walder Wyss Ltd., a stock corporation (Aktiengesellschaft) incorporated under the laws of Switzerland. No director, officer or other employee of Walder Wyss Ltd. may be held liable under or in connection with this opinion and terms such as “we”, “us” and “ours” shall be interpreted accordingly.

This opinion may only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by and shall be construed in accordance with the substantive laws of Switzerland and any dispute arising out of or in connection with this opinion shall be subject to the exclusive jurisdiction of the ordinary courts of the city of Zurich, Switzerland.

Yours faithfully

Walder Wyss Ltd.

/s/ Thiemo Sturny	/s/ Marius Breier
Thiemo Sturny	Marius Breier

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